EXHIBIT 10.1

STEPHEN M. MERRICK

DEER PARK, ILLINOIS

November 27, 2018

Board of Directors of

CTI Industries Corporation

c/o Jeffrey S. Hyland, President

Gentlemen:

After 42 years of service to our Company, I have concluded that it is time for me to retire as Chief Executive Officer. Accordingly, I am tendering my resignation as Chief Executive Officer of CTI Industries Corporation to be effective as of the close of business November 30, 2018.

It is not my intention to resign as a member of the Board of Directors of CTI. Further, as we have discussed, I understand that the Board of Directors wishes for me to continue as General Counsel and Secretary for CTI and I am willing to continue in those capacities and to provide such service to our Company as may be requested from time to time.

With Best Regards,

/s/ Stephen M. Merrick

Stephen M. Merrick